Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations

Telephone:     (408) 542-1051

Facsimile:       (408) 542-1405

rosa.vasquez@catsemi.com

Catalyst Semiconductor Reports 1st Quarter FY 2008 Financial Results:

Revenues  Up 8%,  Analog/Mixed Signal Revenues Up 41% From 4th Quarter,

Company Returns to Profitability

SANTA CLARA, Calif. (August 30, 2007) —  Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its first quarter of fiscal year 2008, which ended July 29, 2007.

For the quarter ended July 29, 2007, Catalyst had net income of  $720,000, or $0.04 per diluted share, on net revenues of $ 19.9 million. This compares with a net loss of ($259,000), or ($0.02) per share, on net revenues of $15.2 million in the first quarter ended July 30, 2006. For the fourth quarter ended April 29, 2007, Catalyst reported a net loss of ($457,000), or ($0.03) per share, on net revenues of $18.4 million.

On a non-GAAP basis, net income in the first quarter of fiscal 2008 was $1.1 million, or $0.06 per diluted share, an improvement of $1.3 million, or $0.07 per diluted share, from a net loss of ($182,000), or ($0.01) per share for the fourth quarter of fiscal 2007 and net income of $268,000, and $0.02 per share for the quarter ended July 30, 2006.

Total non-GAAP pre-tax adjustments in the first quarter of fiscal 2008 were $451,000, compared with $500,000 for the fourth quarter of fiscal 2007 and $608,000 for the quarter ended July 30, 2006.  The adjustments for each of the quarters were non-cash stock compensation expense as required under  Financial Accounting Standards (SFAS 123R) and the related tax impact. These non-GAAP adjustments are more fully detailed in the reconciliation between net income/loss on a GAAP basis and non-GAAP net income/loss provided in the statements that accompany this press release.

Net revenues from analog/mixed signal products were a record $2.7 million, or 13.4% of net revenues in the quarter ended July 29, 2007, up 41% from $1.9 million, or 10.3 % of net revenues, in the previous quarter ended April 29, 2007 and up 86% from $1.4 million, or 9.4% in the quarter ended July 30, 2006.

Gross margin for the quarter ended July 29, 2007 was 36.2%, compared with 30.3% in the fourth quarter ended April 29, 2007 and 32.2% in the quarter ended July 30, 2006. The gross margin increase over previous quarters was primarily attributable to changes in product mix, a significant reduction in inventory write-offs during the first quarter and greater efficiencies resulting in lower manufacturing costs.

Research & Development expense was $2.1 million in the quarter ended July 29, 2007, flat compared with the quarter ended April 29, 2007, and up slightly from $1.9 million in the quarter ended July 30, 2006.

Sales, General and Administrative expense was $4.3 million in the quarter ended July

29, 2007, compared with $4.0 million in the quarter ended April 29, 2007 and $3.9 million in the quarter ended July 30, 2006. The increase over the prior quarter and prior year is primarily related to higher commissions, compensation and shipping costs related to the higher sales volume.

Catalyst recorded a tax provision of $451,000 during the first quarter of fiscal year 2008, using an effective tax rate of 38.5%. This compares with a tax benefit of ($339,000) reported in the quarter ended July 30, 2006 and a tax provision of $295,000 during the quarter ended April 29, 2007.

As of July 29, 2007, Catalyst had cash, cash equivalents and short-term investments of $29.9 million as compared to $28.7 million as of April 29, 2007.

Management Comments & Outlook

“We had an outstanding quarter in terms of revenue growth and return to profitability,” said Gelu Voicu, Catalyst’s President and Chief Executive Officer.  Other highlights of the quarter included:

•                  We achieved our highest quarterly revenue since the technology industry bubble burst at the end of  calendar year 2000;

•                  As a result of our successful migration to .35 micron technology, we shipped a record number of units again in the first quarter;

•                  Mixed signal products saw their greatest progress to date, on top of a strong increase in the total revenue base.

•                  We introduced four new analog products including the CAT4201; the first in a new line of LED drivers designed specifically to drive higher-power LEDs in automotive and general-lighting applications, and

•                  We were granted two key new patents, both representing significant intellectual property in our analog portfolio. One covers our QuadMode™ line of LED drivers and the other relates to technology that is central to our ‘configurable analog’ vision.

“We are pleased to see the continued traction gained by our mixed signal business, which came on top of 44% growth in the fourth quarter. At the same time, our new product line of Quad-Mode™ LED drivers is attracting more and more interest from well-known manufacturers of mobile devices with LCD displays, including cell phones, medical equipment, handheld devices, and GPS navigation systems.

“Our memory business also performed well during the first quarter; growth of higher margin products coupled with Catalyst’s established position as a high quality, cost-effective producer has enabled the company to return to profitability. We remain very confident in the company’s future,” he added.

Investor Conference Call

Catalyst will conduct a conference call regarding the first fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company’s Web site www.catsemi.com, or by dialing (877) 754-9851 (domestic only). International callers can dial (706) 643-1107. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Eastern) on September 6, 2007 at the company’s Web site or by dialing (800) 642-1687 (domestic) or 706) 645-9291

(international), entering reservation number 13613618 and following operator instructions.

About Catalyst Semiconductor

Headquartered in Santa Clara, California, Catalyst Semiconductor designs and markets analog, mixed-signal and non-volatile memory products, including Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, LDO regulators, voltage supervisors, I/O expanders, parallel EEPROMs, Flash and NVRAM.  Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive instrumentation, optical networks, printers, modems, wireless LANs, network cards, DIMM modules, cellular telephones, navigation systems, digital satellite box receivers, set-top boxes and Internet routers.  www.catsemi.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding increased product revenues attributable to Catalyst’s .35 micron products, interest in Catalyst’s Quad Mode™ LED drivers and Catalyt’s focus on mixed-signal products.  These risks and uncertainties, which could cause Catalyst’s results to differ materially from the forward-looking statements and include, without limitation: increased competition in the markets for Catalyst’s products leading to decreased average selling prices; declining growth of the markets for Catalyst’s products; declining market acceptance and demand for Catalyst’s products; potential errors, latent defects, design flaws or other problems with any of Catalyst’s products; volatility in supply and demand for Catalyst’s products, which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity, which are required to meet Catalyst’s financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst’s new products; increased regulatory requirements and costs of compliance; and the other risks detailed from time to time in Catalyst’s Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q.  Catalyst disclaims any obligation to update information contained in any forward looking statement.

CATALYST SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 29, 2007	April 29, 2007
ASSETS
Current assets:
Cash and short-term investments	$29,901	$28,658
Accounts receivable, net	12,080	10,444
Inventories	10,308	11,137
Other assets	4,646	2,845
Total current assets	56,935	53,084

Property and equipment, net	11,544	11,700
Deferred tax and other assets	2,297	4,428
Total assets	$70,776	$69,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,590	$6,690
Accrued expenses	2,664	2,137
Deferred gross profit on shipments to distributors	2,053	2,130
Total current liabilities	11,307	10,957

Total stockholders’ equity	59,469	58,255
Total liabilities and stockholders’ equity	$70,776	$69,212

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	July 29, 2007	April 29, 2007	July 30, 2006

Net revenues	$19,856	$18,398	$15,225

Cost of revenues	12,674	12,818	10,321
Gross profit	7,182	5,580	4,904

Operating expenses:
Research and development	2,103	2,103	1,889
Selling, general and administration	4,337	4,001 ,001	3,932
Income (loss) from operations	742	(524)	(917)

Interest income, net	429	362	319
Income before income taxes	1,171	(162)	(598)

Income tax provision (benefit)	451	295	(339)

Net income (loss)	$720	$(457)	$(259)

Net income (loss) per share:
Basic	$0.04	$(0.03)	$(0.02)

Diluted	$0.04	$(0.03)	$(0.02)

Weighted average common shares:
Basic	16,334	16,371	16,350

Diluted	17,390	16,371	16,350

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND
NET LOSS PER SHARE

(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	July 29, 2007	April 29, 2007	July 30, 2006
GAAP Net Income (Loss)	$720	$(457)	$(259)
Equity based compensation expense under SFAS No. 123(R)	451	500	608
Tax effect of equity based compensation expense	(100)	(225)	(81)
Non-GAAP Net Income (Loss)	1,071	(182)	268

Non-GAAP Net Income Per Share
Basic	0.07	(0.01)	0.02
Diluted	0.06	(0.01)	0.02

Shares Used in Net Income Per Share
Basic	16,334	16,371	16,350
Diluted	17,793	16,371	17,466

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net income (loss) and net income (loss) per share excluding non-cash equity-based compensation provides meaningful supplemental information to investors, as well as management, which is indicative of the Company’s core operating results and facilitates comparison of operating results across multiple reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge.  This non-GAAP measure should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

For the three months ended July 29, 2007, non-cash equity based compensation was $451,000, allocated as follows:$13,000 to Cost of Revenues, $120,000 to Research and Development and $318,000 to Sales, General and Administrative expense.

For the three months ended April 29, 2007, non-cash equity based compensation was $500,000, allocated as follows:$16,000 to Cost of Revenues, $186,000 to Research and Development and $298,000 to Sales, General and Administrative expense.

For the three months ended July 30, 2006, non-cash equity based compensation was $608,000, allocated as follows: $12,000 to Cost of Revenues, $183,000 to Research and Development and $413,000 to Sales, General and Administrative expense.